FOR RELEASE:                                                                                                June 7, 2010

Contacts:               Kevin Pack
President & CEO, Gateway Bank Mortgage, Inc.
(919) 865-7873

John A. B. “Andy” Davies, Jr.
President & CEO, Hampton Roads Bankshares
(757) 217-3601

HAMPTON ROADS BANKSHARES
NAMES SARAH B. STEDFAST SVP - VIRGINIA PRODUCTION MANAGER

Brings over two decades of mortgage banking experience with
leading regional and national mortgage lenders

Norfolk, Virginia, June 7, 2010:  Hampton Roads Bankshares, Inc. (the “Company,” NASDAQ:  HMPR), the holding company for Bank of Hampton Roads and Shore Bank, today announced that Sarah B. Stedfast has joined the Company’s Gateway Bank Mortgage, Inc. subsidiary as Senior Vice President - Virginia Production Manager.  Stedfast joins the Company with over two decades of mortgage banking experience with leading regional and national mortgage lenders.  She most recently served as Branch Manager/Vice President at Bank of America Home Loans in Norfolk, VA, where she was a member of the local Bank of America Leadership Team.

In this position, which reports to Kevin Pack, President and Chief Executive Officer of Gateway Bank Mortgage, Stedfast will be responsible for overseeing the expansion of the mortgage banking business throughout the Bank’s Hampton Roads, Eastern Shore, Richmond,

Charlottesville and Emporia markets.  Stedfast will be located in Gateway Bank Mortgage’s Virginia Beach office.

John A.B. “Andy Davies, Jr., the Company’s President and Chief Executive Officer, said “We are committed to providing a full range of consumer banking products to our customers, and mortgage banking is an important component of this strategy.  I have known Sarah for twenty years, and I’m confident that she will help us take our mortgage business to the next level.”

“We are very pleased to add Sarah to our team,” said Pack.  “She brings a wealth of experience in all aspects of mortgage banking, including marketing, underwriting, loan origination, funding, pipeline management, and closing.  In addition, she has spent her entire career in our markets, so she understands the needs of the people and communities we serve.”

Stedfast previously served as Vice President with Bank of America Home Loans (and its predecessor, Countrywide Home Loans) from 2006 to 2010. She has also held mortgage banking positions with leading regional mortgage lenders, including Wachovia Mortgage, SunTrust Mortgage, Signet Mortgage and First Union Mortgage.  Stedfast earned a degree in Finance from Virginia Polytechnic Institute and State University.

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements.”  Such forward-looking statements include statements regarding the expansion of the Company’s mortgage banking business and prospects for taking this business to the next level.  There can be no assurance that the Company will be able to expand its mortgage banking business as expected, or that other actual results, performance or achievements of the Company will not differ materially from those expressed or implied by the forward-looking statements.  Many factors could cause actual events or results to differ significantly from those described or implied in the forward-looking statements including, but not limited to, the pace of real estate sales and overall economic conditions.  For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and other filings with the Securities and Exchange Commission.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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